EXHIBIT 99.1

CONTACT:	ICR, Inc.
Rachel Schacter/Allison Malkin
203-682-8200

FINAL

MOVADO GROUP, INC. ANNOUNCES FIRST QUARTER FISCAL 2022
RESULTS

~ Net Sales of $134.8 million Increases 93.5% From the Prior Year Quarter ~

~ U.S. Net Sales Exceed Pre-pandemic Level for 1st Quarter by 10.8% ~

~ Delivers Record 1st Quarter Operating Income ~

~ Company Provides Fiscal Year Outlook ~

~ Board Declares Quarterly Dividend ~

Paramus, NJ – May 27, 2021 -- Movado Group, Inc. (NYSE: MOV) today announced first quarter results for the period ended April 30, 2021.

Fiscal 2022 First Quarter Highlights (see table below for GAAP and Non-GAAP measures)

•	Delivered topline growth with an increase of 93.5% over first quarter fiscal 2021. Total net sales decreased 8.0% as compared to pre-pandemic first quarter fiscal 2020 with a 10.8% increase in U.S. net sales offset by a 20.8% decrease in International net sales reflecting the continued closure of retail stores in Europe and Latin America
•	Drove adjusted gross margin expansion of 420 bps from prior year period to 55.0% and rose 110 bps from first quarter fiscal 2020
•	Generated first quarter adjusted operating income of $14.1 million as compared to an adjusted operating loss of $17.6 million last year and adjusted operating income of $7.2 million in the first quarter of fiscal 2020
•	Delivered adjusted diluted earnings per share of $0.43 as compared to ($0.56) in the prior year period and $0.24 in the pre-pandemic first quarter of fiscal 2020
•	Maintained strong balance sheet at quarter end, including cash of $187.0 million, a 4.4% decline in inventory and a $72.5 million reduction in debt from prior year quarter end

Efraim Grinberg, Chairman and Chief Executive Officer, stated, “We had an outstanding start to the year, reporting strength across key financial and operational metrics with a significant increase in net sales, expansion in gross margin and reduction in expenses, fueling record first quarter operating income with robust earnings growth both year-over-year and as compared to pre-pandemic levels achieved in the first quarter of fiscal 2020. This strong performance reflects the ongoing success of our strategy to maximize the power of our brands with sought-after innovation, improved digital capabilities and high-impact social media and marketing. As a result, demand for our watches and jewelry in the quarter exceeded our expectations across our wholesale and brick and mortar retail businesses where consumer mobility returned. We also saw continued strength in our digital channel across both owned and third party sites. Notably, we are very encouraged by our Movado brand’s exceptional performance, including the momentum behind our Movado.com ecommerce site, which grew by over 250% compared to the first quarter of fiscal 2021. We continued our rigorous cost control as we focus on maintaining agility in light of the ongoing impact of COVID-19 on certain parts of our international operations, most significantly in Europe and Latin America. We could not be more proud of our teams around the world as they worked together to execute against our growth strategies and strengthen our overall positioning.”

Mr. Grinberg continued, “As we look to the remainder of the year, we feel good about the underlying momentum of our business and the growth prospects across our portfolio of brands. However, we remain cautious given continued uncertainty relating to the pandemic. We are hopeful that as more people become vaccinated, we will see an acceleration in reopening of markets in Europe and Latin America. Given our momentum from the first quarter combined with the strength of our balance sheet, we are well positioned to deliver sustainable growth over the long-term.”

Non-GAAP Items (see attached table for GAAP and Non-GAAP measures)

First quarter fiscal 2022 results of operations included the following charges:

•	a $0.7 million pre-tax charge, or $0.6 million after tax, representing $0.03 per diluted share, associated with the amortization of acquired intangible assets related to the acquisition of Olivia Burton; and
•	a $0.1 million pre-tax charge, or $0.1 million after tax, representing $0.00 per diluted share, associated with the amortization of acquired intangible assets and deferred compensation related to the acquisition of MVMT.

First quarter fiscal 2021 results of operations included the following charges:

•	a $155.9 million adjustment, or $131.1 million after tax, representing $5.66 per diluted share, related to the impairment of goodwill and certain intangible assets;
•	a $0.7 million pre-tax charge, or $0.6 million after tax, representing $0.02 per diluted share, associated with the amortization of acquired intangible assets related to the acquisition of Olivia Burton;

•	a $0.7 million pre-tax charge, or $0.4 million after tax, representing $0.02 per diluted share, associated with the amortization of acquired intangible assets and deferred compensation related to the acquisition of MVMT; and
•	a $7.2 million pre-tax adjustment, or $5.0 million after tax, or $0.22 per diluted share, related to costs due to corporate initiatives taken in response to the COVID-19 pandemic.

First Quarter Fiscal 2022 Results (see attached table for GAAP and non-GAAP measures)

•	Net sales increased 93.5% to $134.8 million compared to $69.7 million in the first quarter of fiscal 2021. Net sales on a constant dollar basis increased 87.2% compared to the first quarter of fiscal 2021. U.S. net sales increased 130.9% as compared to the first quarter of last year and increased 10.8% as compared to pre-pandemic first quarter fiscal 2020. International net sales increased 67.5% as compared to the first quarter of last year and decreased 20.8% as compared to pre-pandemic first quarter of fiscal 2020.
•	Gross profit was $74.2 million, or 55.0% of net sales, compared to $31.9 million, or 45.8% of net sales, in the first quarter of fiscal 2021. Adjusted gross profit for the first quarter of fiscal 2021 was $35.4 million or 50.8%, which excludes $3.5 million related to the inventory reserves recorded as a result of the COVID-19 pandemic. The increase in adjusted gross margin percentage was primarily the result of leveraging certain fixed costs as a result of higher sales, favorable changes in channel and product mix and favorable foreign currency exchange rates.
•	Operating expenses were $60.9 million, compared to $214.1 million in the first quarter of fiscal 2021. Adjusted operating expenses for the first quarter of fiscal 2022 were $60.1 million, which excludes the operating expense charges mentioned above in the Non-GAAP Items section. For the first quarter of fiscal 2021, adjusted operating expenses were $53.0 million, which excludes the operating expense charges mentioned above in the Non-GAAP Items section. The increase in adjusted operating expenses was primarily due to higher marketing expenses and performance-based compensation, partially offset by the Company’s initiative to minimize all operating expenses, including non-essential operating expenses, and certain selling and payroll related expenses. As a percent of sales, adjusted operating expenses decreased to 44.6% of sales from 76.1% in the prior year period primarily due to sales leverage.
•	Operating income was $13.3 million compared to operating loss of $182.2 million in the same period last year. Adjusted operating income for the first quarter of fiscal 2022 was $14.1 million, which excludes the fiscal 2022 charges listed above in the Non-GAAP Items section and compares to adjusted operating loss for the first quarter of fiscal 2021 of $17.6 million, which excludes the fiscal 2021 charges listed above in the Non-GAAP Items section.
•	The Company recorded a tax provision of $3.3 million, compared to a tax benefit of $32.3 million in the first quarter of last year. The first quarter of fiscal 2022 included a benefit of $0.2 million primarily associated with the amortization of acquired intangible assets related to Olivia Burton and MVMT. The first quarter of fiscal 2021 included a benefit of $0.1 million associated with the amortization of acquired intangible assets related to Olivia Burton, a $0.3 million benefit related to the amortization of acquired intangible assets and deferred compensation related to MVMT, a $24.9 million benefit related to the tax deductible portion of the impairment of goodwill and certain intangible assets, and a $2.2 million benefit related to corporate initiatives taken in response to the COVID-19 pandemic.
•	Net income was $9.4 million, or $0.40 per diluted share, compared to net loss of $150.0 million, or ($6.48) per diluted share, in the same quarter last year. In the first quarter of fiscal 2022, adjusted net income was $10.1 million, or $0.43 per diluted share, which excludes the fiscal 2022 charges listed above in the Non-GAAP Items section after the associated tax effects described in the immediately preceding bullet. For the first quarter of fiscal 2021, adjusted net loss was $12.9 million, or ($0.56) per diluted share, which excludes the fiscal 2021 charges listed above in the Non-GAAP Items section after the associated tax effects described in the immediately preceding bullet.

Fiscal 2022 Outlook

While the Company continues to see the negative impact of COVID-19 related store closures and restrictions on consumer mobility across several regions including Europe and Latin America, its operations in other parts of the world have benefited from the relaxation of restrictions which, along with the continued strength in ecommerce, has contributed to its strong first quarter performance. The Company remains hopeful that more markets will reopen as more people become vaccinated. Taking these factors into account, the Company currently expects fiscal 2022 net sales in a range of approximately $650 million to $665 million, gross profit of approximately 54% to 55% of net sales and operating profit in a range of 10% to 11% of net sales. Assuming no changes to the current tax rules, the Company anticipates a 25% effective tax rate for the fiscal year. The outlook excludes approximately $3.0 million of amortization of the acquired intangible assets and deferred compensation for fiscal 2022 related to the Olivia Burton and MVMT brands. The Company's outlook assumes no further significant fluctuations from prevailing foreign currency exchange rates.

Quarterly Dividend and Share Repurchase Program

The Company also announced that on May 27, 2021, the Board of Directors approved the payment on June 23, 2021 of a cash dividend in the amount of $0.20 for each share of the Company’s outstanding common stock and class A common stock held by shareholders of record as of the close of business on June 9, 2021.

During the first quarter of fiscal 2022, the Company repurchased approximately 11,200 shares under its share repurchase program. As of April 30, 2021, the Company had $24.7 million remaining under the $25.0 million share repurchase authorization.

Conference Call

The Company’s management will host a conference call and audio webcast to discuss its results today, May 27th, at 9:00 a.m. Eastern Time. The conference call may be accessed by dialing (877) 407-0784. Additionally, a live webcast of the call can be accessed at www.movadogroup.com. The webcast will be archived on the Company’s website approximately one hour after the conclusion of the call. Additionally, a telephonic replay of the call will be available from 12:00 p.m. ET on May 27, 2021 until 11:59 p.m. ET on June 10, 2021 and can be accessed by dialing (844) 512-2921 and entering replay pin number 13719857.

Movado Group, Inc. designs, sources, and distributes MOVADO®, MVMT®, OLIVIA BURTON®, EBEL®, CONCORD®, COACH®, TOMMY HILFIGER®, HUGO BOSS®, LACOSTE®, and SCUDERIA FERRARI® watches worldwide, and operates Movado company stores in the United States and Canada.

In this release, the Company presents certain financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). Specifically, the Company is presenting adjusted gross profit, adjusted gross margin, adjusted operating expenses and adjusted operating income, which are gross profit, gross margin, operating expenses and operating income, respectively, under GAAP, adjusted to eliminate the amortization of acquisition accounting adjustments related to the Olivia Burton and MVMT acquisitions, corporate initiatives and the impairment of goodwill and certain intangible assets. The Company is also presenting adjusted tax provision, which is the tax provision under GAAP, adjusted to eliminate the impact of charges for the Olivia Burton and MVMT acquisitions, corporate initiatives and the impairment of goodwill and certain intangible assets. The Company believes these adjusted measures are useful because they give investors information about the Company’s financial performance without the effect of certain items that the Company believes are not characteristic of its usual operations. The Company is also presenting adjusted net income, adjusted earnings per share and adjusted effective tax rate, which are net income, earnings per share and effective tax rate, respectively, under GAAP, adjusted to eliminate the after-tax impact of amortization of acquisition accounting adjustments related to the Olivia Burton and MVMT acquisitions, corporate initiatives and the impairment of goodwill and certain intangibles. The Company believes that adjusted net income, adjusted earnings per share and adjusted effective tax rate are useful measures of performance because they give investors information about the Company’s financial performance without the effect of certain items that the Company believes are not characteristic of its usual operations. Additionally, the Company is presenting constant currency information to provide a framework to assess how its business performed excluding the effects of foreign currency exchange rate fluctuations in the current period. Comparisons of financial results on a constant dollar basis are calculated by translating each foreign currency at the same U.S. dollar exchange rate as in effect for the prior-year period for both periods being compared. The Company believes this information is useful to investors to facilitate comparisons of operating results. These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release. The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measures, and the methods of their calculation may differ substantially from similarly titled measures used by other companies.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” and variations of such words and similar expressions. Similarly, statements in this press release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements and levels of future dividends to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties may include, but are not limited to general economic and business conditions which may impact disposable income of consumers in the United States and the other significant markets (including Europe) where the Company’s products are sold, uncertainty regarding such economic and business conditions, trends in consumer debt levels and bad debt write-offs, general uncertainty related to possible terrorist attacks, natural disasters, pandemics, including the effect of the COVID-19 pandemic and other diseases on travel and traffic in the Company’s retail stores and the stores of its wholesale customers, supply disruptions and delivery delays from the Company’s suppliers as a result of the COVID-19 pandemic, adverse impact on the Company’s wholesale customers and customer traffic in the Company’s stores as a result of increased uncertainty and economic disruption caused by the COVID-19 pandemic, uncertainty relating to the availability and efficacy of vaccines and treatments for COVID-19, the impact of the United Kingdom’s exit from the European Union, defaults on or downgrades of sovereign debt and the impact of any of those events on consumer spending, changes in consumer preferences and popularity of particular designs, new product development and introduction, decrease in mall traffic and increase in e-commerce, the ability of the Company to successfully implement its business strategies, competitive products and pricing, the impact of “smart” watches and other wearable tech products on the traditional watch market, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier’s inability to fulfill the Company’s orders, the loss of or curtailed sales to significant customers, the Company’s dependence on key employees and officers, the ability to successfully integrate the operations of acquired businesses without disruption to other business activities, the possible impairment of acquired intangible assets including goodwill if the carrying value of any reporting unit were to exceed its fair value, volatility in reported earnings resulting from changes in the estimated fair value of contingent acquisition consideration, the continuation of the Company’s major warehouse and distribution centers, the continuation of licensing arrangements with third parties, losses possible from pending or future litigation and administrative proceedings, the ability to secure and protect trademarks, patents and other intellectual property rights, the ability to lease new stores on suitable terms in desired markets and to complete construction on a timely basis, the ability of the Company to successfully manage its expenses on a continuing basis, information systems failure or breaches of network security, complex and quickly-evolving regulations regarding privacy and data protection, the continued availability to the Company of financing and credit on favorable terms, business disruptions, and general risks associated with doing business outside the United States including, without limitation, import duties, tariffs (including retaliatory tariffs), quotas, political and economic stability, changes to existing laws or regulations, and success of hedging strategies with respect to currency exchange rate fluctuations, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time. The Company assumes no duty to update its forward looking statements and this release shall not be construed to indicate the assumption by the Company of any duty to update its outlook in the future.

(Tables to follow)

MOVADO GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	April 30,

	2021	2020

Net sales	$134,798	$69,666

Cost of sales	60,596	37,773

Gross profit	74,202	31,893

Operating expenses	60,946	58,137
Impairment of goodwill and intangible assets	–	155,919
Total operating expenses	60,946	214,056

Operating income/(loss)	13,256	(182,163)

Other income	100	15
Interest expense	(275)	(271)

Income/(loss) before income taxes	13,081	(182,419)

Provision/(benefit) for income taxes	3,330	(32,330)

Net income/(loss)	9,751	(150,089)

Less: Net income/(loss) attributable to noncontrolling interests	342	(96)

Net income/(loss) attributable to Movado Group, Inc.	$9,409	$(149,993)

Diluted Income Per Share Information
Net income/(loss) attributable to Movado Group, Inc.	$0.40	$(6.48)

Weighted diluted average shares outstanding	23,741	23,141

MOVADO GROUP, INC.

GAAP AND NON-GAAP MEASURES

(In thousands, except for percentage data)

(Unaudited)

	As Reported
	Three Months Ended
	April 30,		% Change

	2021	2020

Total net sales, as reported	$134,798	$69,666	93.5%

Total net sales, constant dollar basis	$130,440	$69,666	87.2%

MOVADO GROUP, INC.

GAAP AND NON-GAAP MEASURES

(In thousands, except per share data)

(Unaudited)

	Net Sales	Gross Profit	Operating Income/ (Loss)	Pre-tax Income/ (Loss)	Provision/ (Benefit) for Income Taxes	Net Income/ (Loss) Attributable to Movado Group, Inc.	Diluted EPS
Three Months Ended April 30, 2021
As Reported (GAAP)	$134,798	$74,202	$13,256	$13,081	$3,330	$9,409	$0.40
Olivia Burton Costs (1)	–	–	721	721	137	584	0.03
MVMT Costs (2)	–	–	131	131	33	98	0.00
Adjusted Results (Non-GAAP)	$134,798	$74,202	$14,108	$13,933	$3,500	$10,091	$0.43

Three Months Ended April 30, 2020
As Reported (GAAP)	$69,666	$31,893	$(182,163)	$(182,419)	$(32,330)	$(149,993)	$(6.48)
Olivia Burton Costs (1)	–	–	685	685	119	566	0.02
MVMT Costs (2)	–	–	697	697	265	432	0.02
Goodwill and Intangible Asset Impairment (3)	–	–	155,919	155,919	24,867	131,052	5.66
Corporate Initiatives (4)	–	3,508	7,240	7,240	2,239	5,001	0.22
Adjusted Results (Non-GAAP)	$69,666	$35,401	$(17,622)	$(17,878)	$(4,840)	$(12,942)	$(0.56)

(1)	Related to the amortization of acquired intangible assets for Olivia Burton.
(2)	Related to the amortization of acquired intangible assets, accounting adjustments and deferred compensation of MVMT, where applicable.
(3)	Related to the impairment of goodwill and impairment of certain of MVMT's intangible assets.
(4)	Related to provision due to the impact to the business of the COVID-19 pandemic.

MOVADO GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	April 30,	January 31,	April 30,
	2021	2021	2020
ASSETS
Cash and cash equivalents	$186,950	$223,811	$187,830
Trade receivables, net	78,584	76,931	49,765
Inventories	169,966	152,580	177,832
Other current assets	23,649	23,479	26,529
Income taxes receivable	24,305	24,850	520
Total current assets	483,454	501,651	442,476

Property, plant and equipment, net	20,599	22,349	26,934
Operating lease right-of-use assets	72,836	76,070	86,444
Deferred and non-current income taxes	41,528	42,507	67,281
Other intangibles, net	16,300	17,081	18,272
Other non-current assets	59,989	59,599	56,506
Total assets	$694,706	$719,257	$697,913

LIABILITIES AND EQUITY

Accounts payable	$34,595	$28,187	$19,241
Accrued liabilities	45,687	51,124	39,489
Accrued payroll and benefits	9,727	18,047	6,768
Current operating lease liabilities	15,413	15,861	15,053
Income taxes payable	9,128	14,452	13,064
Total current liabilities	114,550	127,671	93,615

Loans payable to bank, non current	10,000	21,230	82,510
Deferred and non-current income taxes payable	21,280	21,895	25,085
Non-current operating lease liabilities	65,568	68,412	78,471
Other non-current liabilities	51,528	50,115	44,721

Redeemable noncontrolling interest	2,560	2,600	2,966

Shareholders' equity	426,777	425,264	369,799

Noncontrolling interest	2,443	2,070	746
Total equity	429,220	427,334	370,545

Total liabilities, redeemable noncontrolling interest and equity	$694,706	$719,257	$697,913

MOVADO GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended
	April 30,

	2021	2020
Cash flows from operating activities:
Net income/(loss)	$9,409	$(149,993)
Impairment of goodwill and intangible assets	–	155,919
Non-cash corporate initiatives	–	7,240
Depreciation and amortization	3,173	3,885
Other non-cash adjustments	2,288	(39,572)
Changes in working capital	(31,262)	(2,677)
Changes in non-current assets and liabilities	1,019	(383)
Net cash used in operating activities	(15,373)	(25,581)

Cash flows from investing activities:
Capital expenditures	(407)	(926)
Tradenames and other intangibles	(44)	(41)
Net cash used in investing activities	(451)	(967)

Cash flows from financing activities:
Repayment of bank borrowings	(11,140)	–
Proceeds from bank borrowings	–	30,879
Dividends paid	(6,962)	–
Stock awards and options exercised and other changes	(1,385)	(367)
Stock repurchase	(316)	–
Net cash (used in)/provided by financing activities	(19,803)	30,512

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(1,249)	(2,007)
Net change in cash, cash equivalents, and restricted cash	(36,876)	1,957
Cash, cash equivalents, and restricted cash at beginning of period	224,423	186,438

Cash, cash equivalents, and restricted cash at end of period	$187,547	$188,395

Reconciliation of cash, cash equivalents, and restricted cash:
Cash and cash equivalents	$186,950	$187,830
Restricted cash included in other non-current assets	597	565
Cash, cash equivalents, and restricted cash	$187,547	$188,395